Exhibit 10.6

ASSET PURCHASE AGREEMENT

ELUTIONS, INC.

and

MAXIMUM PERFORMANCE GROUP, INC.

August 10, 2009

i

ii

EXHIBITS

Exhibit A	General Assignment and Bill of Sale

Exhibit B	Assumption Agreement

Exhibit C	Officer’s Certificate of Seller

Exhibit D	Secretary’s Certificate of Seller

Exhibit E	Officer’s Certificate of Purchaser

Exhibit F	Secretary’s Certificate of Purchaser

Exhibit G	Sales Transition Plan

Exhibit H	Press Release

This ASSET PURCHASE AGREEMENT dated as of August 10, 2009, is made and entered into by and between ELUTIONS, INC., a Delaware corporation (“Purchaser”), and MAXIMUM PERFORMANCE GROUP, INC., a Delaware corporation (“Seller”).  Capitalized terms not otherwise defined herein have the meanings set forth in Section 10.1.

RECITALS

A.            Seller is engaged in the business of providing energy and asset management products and services marketed under its Energy Management and Control (“eMAC”) system of controllers for heating, ventilation and air-conditioning applications and its uMAC system for lighting applications, (the “Business”).

B.            Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase and acquire from Seller, substantially all of the assets of Seller relating to the operation of the Business, and in connection therewith, Purchaser has agreed to assume certain of the liabilities of Seller relating to the Business, all on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1            SALE OF ASSETS AND CLOSING

Section 1.1             Assets Transferred.  On the terms and subject to the conditions set forth in this Agreement, Seller will sell, transfer, convey, assign and deliver to Purchaser, and Purchaser will purchase, at the Closing, all of Seller’s right, title and interest in, to and under the following assets and properties of Seller used or held for use in connection with the Business, except as otherwise provided in Section 1.2, as the same shall exist on the Closing Date (collectively, the “Assets”):

(a)           Accounts Receivable.  All trade accounts receivables and all notes, invoices, and other evidences of Indebtedness of and rights to receive payments arising out of sales occurring in the conduct of the Business and the Security Agreements related thereto, as of the Closing Date, including any rights of Seller with respect to any third party collection procedures or any other Actions or Proceedings which have been commenced in connection therewith as listed in Section 1.1(a) of the Disclosure Schedule (the “Accounts Receivable”);

(b)           Inventory.  All inventories of raw materials, work-in-process, finished goods, products under research and development, demonstration equipment, office and other supplies, parts, packaging materials and other accessories related thereto as listed in Section 1.1(b) of the Disclosure Schedule, which are held at, or are in transit from or to, the locations at which the Business is conducted, in each case, which are used or held for use by Seller solely in the conduct of the Business, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, together with all rights of Seller against suppliers of such inventories (the “Inventory”);

(c)           Tangible Personal Property.  All servers, software and monitors used solely in the conduct of the Business at the locations at which the Business is conducted or otherwise used by Seller solely in the conduct of the Business (including but not limited to the items listed in Section 1.1(c) of the Disclosure Schedule), including any of the foregoing purchased subject to any title retention agreement in favor of any other Person (the “Tangible Personal Property”);

(d)           Business Contracts.  Subject to Section 1.6 for prepaid expenses, all Contracts (other than the Personal Property Leases and the Accounts Receivable) to which Seller is a party and which are utilized solely in the conduct of the Business, including without limitation Contracts relating to suppliers, sales representatives, distributors, purchase orders, marketing arrangements and manufacturing arrangements (the “Business Contracts”);

(e)           Intellectual Property.  All Intellectual Property, including pending patents, trademarks, service marks, or copyrights, if any, used solely in the conduct of the Business (including Seller’s goodwill therein) and listed in Section 1.1(e) of the Disclosure Schedule (the “Intellectual Property”);

(f)            Customer Records and Agreements.  Seller customer lists, customer information, sales activity records customer orders, all customer agreements, including but not limited to product purchases, maintenance and monitoring agreements, product warranties and records of returned product, customer support, and other customer records for the period January 1, 2006, through the Closing Date, used or relating solely in the Business or otherwise relating solely to the Assets, other than the Excluded Books and Records (the “Customer Records”); provided that nothing herein shall preclude Lime Energy Co., parent of Seller, from marketing to or doing business with, at any time, any and all past, present and future customers of Seller.

To the extent any of the Customer Records are items susceptible to duplication and are either (x) used in connection with any of Seller’s businesses other than the Business or (y) are required by Law to be retained by Seller, Seller may deliver photostatic copies or other reproductions from which, in the case of Customer Records referred to in clause (x), information solely concerning Seller’s businesses other than the Business has been deleted.

(g)           Litigation Claims.  Any rights (including indemnification) and claims and recoveries under litigation of Seller against third parties relating solely to the Assets and arising out of or relating to events prior to the Closing Date; provided that this Section 1.1(g) does not apply to claim of any type whatsoever from or against any directors, officers, employees, representatives, agents or Affiliates of the Seller or Lime Energy Co., respectively;

(h)           Sales and Marketing Materials.  All sales and marketing materials and collateral, in all forms, both hard copies and electronic versions relating solely to the Business;

(i)            Technical Product Materials.  All technical materials required to build, modify, and operate the eMAC and uMAC systems, related software, and firmware, including, but not limited to, all hardware technical drawings and specifications, Gerber drawings, bills of materials, executable software code, documentation, source files, libraries and development environments.

(j)            Hosted Server Software.  All software, third party software licenses, executable software code, documentation, source files, libraries and development environments related solely to the hosted software application and the servers, in each case constituting Tangible Personal Property.

Section 1.2             Excluded Assets.  Notwithstanding anything in this Agreement to the contrary, the following Assets and Properties of Seller (the “Excluded Assets”) shall be excluded from and shall not constitute Assets:

(a)           Cash.  Cash (including checks received prior to the close of business on the Closing Date, whether or not deposited or cleared prior to the close of business on the Closing Date), commercial paper, certificates of deposit and other bank deposits, treasury bills and other cash equivalents;

(b)           Insurance.  Life insurance policies of officers and other employees of Seller and all other insurance policies relating to the operation of the Business;

(c)           Employee Benefit Plans.  All assets owned or held by any Benefit Plans;

(d)           Tax Refunds.  All refunds or credits, if any, of Taxes due to or from Seller which cannot be assigned by Law;

(e)           Real and Personal Property.  The real or personal property described in Section 1.2(e) of the Disclosure Schedule;

(f)            Excluded Books and Records.  Except for the Customer Records, all other books and records of Seller including, without limitation, the minute books and stock transfer books, the financial statements, tax returns, and computer files (the “Excluded Books and Records”);

(g)           Excluded Obligations.  The rights of Seller in, to and under all Contracts of any nature, the obligations of Seller under which expressly are not assumed by Purchaser pursuant to Section 1.3;

(h)           Trade Name and Logo.  All of Seller’s right, title and interest in, to and under the name and trademark “Lime Energy” and the Lime Energy logo; and

(i)            Seller’s Rights.  Seller’s rights under this Agreement and the Operative Agreements.

Section 1.3             Liabilities.

(a)           Assumed Liabilities.  In connection with the sale, transfer, conveyance, assignment and delivery of the Assets pursuant to this Agreement, on the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser will assume and agree to pay, perform and discharge when due the following obligations of Seller arising in connection with the operation of the Business, as the same shall exist on the Closing Date (the “Assumed Liabilities”), and no others:

(i)            Obligations under Contracts and Licenses.  All obligations of Seller under the Business Contracts arising and to be performed on or after the Closing Date, and excluding any such obligations arising or to be performed prior to the Closing Date;

(ii)           Returned Goods.  All obligations of Seller with respect to Seller’s product warranties for replacement of, or refund for, damaged, defective or returned products, to the extent such products are subject to outstanding warranties;

(iii)          Service and Monitoring Contracts.  All obligations of Seller for maintenance, servicing and monitoring eMAC controllers and systems installed on or prior to the Closing Date for the customers and sites listed in Section 1.3(a)(iii) of the Disclosure Schedule;

(iv)          Accrued Expenses.  All obligations of Seller with respect to the customer deposit, as more specifically listed in Section 1.3(a)(iv) of the Disclosure Schedule; provided that if such customer demands a refund of its deposit prior to depletion of such deposit applied to services rendered by Purchaser, Seller shall be responsible for refund of such deposit as adjusted for depletion for services rendered by Purchaser.  Upon request, Purchaser agrees to provide Seller with records of services rendered to such customer; and

(v)           Product Liabilities.  All liabilities arising out of claims of third parties for damage or injury suffered as the result of defective products sold by Seller prior to the Closing Date where the occurrence giving rise to any such claim takes place on or after the Closing Date.

(b)           Retained Liabilities.  Except for the Assumed Liabilities, Purchaser shall not assume by virtue of this Agreement or the transactions contemplated hereby, and shall have no liability for, any Liabilities of Seller of any kind, character or description whatsoever (the “Retained Liabilities”).  Seller shall discharge in a timely manner or shall make adequate provision for all of the Retained Liabilities, provided that Seller shall have the ability to contest, in good faith, any such claim of liability asserted in respect thereof by any Person other than Purchaser and its Affiliates.

Section 1.4             Payment Terms; Allocation.

(a)           Closing Payment. On the Closing Date, Purchaser shall pay to Seller in immediately available funds by wire transfer the sum of Twenty-Five Thousand Dollars ($25,000.00) (“Closing Payment”).

(b)           Post-Closing Payment.  On November 9, 2009, Purchaser also shall pay to Seller in immediately available funds by wire transfer the sum of Fifty Thousand Dollars ($50,000.00), subject to offset up to a maximum of such $50,000, for any shortages in Inventory actually delivered by Seller as compared to the Inventory listed in Section 1.1((b) of the Disclosure Schedule, provided that any such shortage shall be reported by Purchaser within thirty (30) days following delivery by Seller.  The amount to be offset, if any, shall be calculated based upon the price per unit, part or system, as applicable, set forth in Section 1.1(b) of the Disclosure Schedule and all documents referenced therein.

(c)           Payment Terms.  Purchaser also will pay to Seller in immediately available funds by wire transfer, or such other method as mutually agreed, the amounts earned by Seller for a period of forty-eight (48) full months from the Closing Date (such 48 months, the “Earn-out Period”) as described below:

(i)            Purchaser shall be responsible for collecting the outstanding Accounts Receivable, as specifically set forth in Section 1.1(a) of the Disclosure Schedule.  Purchaser shall remit ten percent (10%) of all amounts collected of the Accounts Receivable to Seller within ten (10) days of collection, less any actual out-of-pocket costs of collection related thereto.

(ii)           Purchaser shall pay Seller the following payouts (“Payout(s)”): (x) five percent (5%) of the sale price of the Inventory (sold by Seller under this Agreement) as it is sold until such Inventory is depleted, and (y) an additional ten percent (10%) of the following (in addition to the Payout in clause (x), if applicable,  but without duplication among clauses (A) through (D) below):  (A) the gross sale price of, and all software license fees, without offset collected from the sale of, the eMAC or uMAC controllers (other than the sale of the Inventory pursuant to clause (x) above), (B) the gross sale price of eMAC or uMAC systems excluding from such sale price the price of any Purchaser hardware or software that may be utilized to supplement or expand such systems beyond the systems marketed in the Business of the Seller as of the Closing Date, (C) all fees derived from monitoring and maintenance contracts or services related to eMAC systems or uMAC systems, or the controllers therein and (D) all fees from other services performed by Purchaser or its Affiliates relating to eMAC or uMAC systems including repairs and replacements, in each case as to clauses (A) through (D) above, whether in the ordinary course of business, upon the sale of Purchaser’s assets or otherwise, and including any similar or derivative fees or revenue however characterized (all sources of sales proceeds, fees and other revenue upon which Payouts will be computed and made under this clause (y), collectively, the “eMAC System Sales and Monitoring Revenue”), and Purchaser shall remit to Seller such Payouts within ten (10) days of receipt, directly or indirectly, of any such sales proceeds or fees however characterized.

(iii)          Purchaser’s obligation to make any Payout under Section 1.4(c)(ii) for sales of Inventory and eMAC System Sales and Monitoring Revenue over the Earn-Out Period shall terminate upon receipt by Seller from Purchaser of an aggregate Four Million Dollars ($4,000,000.00) in Payouts and payments actually made to Seller pursuant to Section 5.4 below.

(iv)          Purchaser shall have no obligation to make any Payout with respect to the amount of the customer deposit listed on Section 1.3(a)(iv) of the Disclosure Schedule.

(v)           During the Earn-out Period, for each 12-month period commencing August 10th through the following August 9th, with the first 12-month period running August 10, 2009 through August 9, 2010  (each such 12-month period, the “Yearly Period”), the amount of Payouts to which the Seller shall be entitled during a Yearly Period shall be subject to the following:

(A)    If during a Yearly Period, the aggregate amount of sales of Inventory,  eMAC System Sales and Monitoring Revenue and Other Revenue (ass

defined in Section 5.4 below shall be $1,000,000 or less, then no Payout for such Yearly Period shall be due by Purchaser to Seller;

(B)    If during a Yearly Period, the aggregate amount of sales of Inventory , eMAC System Sales and Monitoring Revenue and Other Revenue shall be more than $1,000,000 but less than $1.5 million, Purchaser shall be obligated to pay Seller fifty percent (50%) of the Payout amount earned by Seller for such Yearly Period; and

(C)    If during a Yearly Period, the aggregate amount of sales of Inventory,  eMAC System Sales and Monitoring Revenue and Other Revenue shall be more than $1.5 million, Purchaser shall be obligated to pay Seller one hundred percent (100%) of the Payout amount earned by Seller for such Yearly Period.

(vi)          Semi-annual reconciliations for underpayments or overpayments made by Purchaser shall be made by written report from the Purchaser to the Seller to take into effect the revenue thresholds described in subclause (v) above.

(d)           Allocation. Purchaser and Seller shall negotiate in good faith prior to the Closing Date and determine the allocation of the consideration paid by Purchaser for the Assets.  Each party hereto agrees (i) that any such allocation shall be consistent with the requirements of Section 1060 of the Code and the regulations thereunder, (ii) to complete jointly and to file separately Form 8594 with its Federal Income Tax Return consistent with such allocation for the tax year in which the Closing Date occurs and (iii) that no party will take a position on any income, transfer or gains Tax Return, before any Governmental or Regulatory Authority charged with the collection of any such Tax or in any judicial proceeding, that is in any manner inconsistent with the terms of any such allocation without the consent of the other party.

Section 1.5             Closing.  The Closing will take place at the offices of William Blair & Company in Chicago, Illinois on August 10, 2009, or at such other place as Purchaser and Seller mutually agree, at 10:00 a.m. local time, on the Closing Date.  Simultaneously, (a) Seller will assign and transfer to Purchaser all of its right, title and interest in and to the Assets (free and clear of all Liens, other than Permitted Liens) by delivery of (i) a General Assignment and Bill of Sale substantially in the form of Exhibit A hereto (the “General Assignment”), duly executed by Seller, (ii) an assignment of the Intellectual Property in form and substance reasonably satisfactory to Purchaser, and (iii) such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to Purchaser’s counsel, as shall be effective to vest in Purchaser good title to the Assets (the General Assignment and the other instruments referred to in clauses (ii) and (iii) being collectively referred to herein as the “Assignment Instruments”), and (b) Purchaser will assume from Seller the due payment, performance and discharge of the Assumed Liabilities by delivery of (i) an Assumption Agreement substantially in the form of Exhibit B hereto (the “Assumption Agreement”), duly executed by Purchaser, and (ii) such other good and sufficient instruments of assumption, in form and substance reasonably acceptable to Seller’s counsel, as shall be effective to cause Purchaser to assume the Assumed Liabilities as and to the extent provided in Section 1.3(a) (the Assumption Agreement and such other instruments referred to in clause (ii) being collectively referred to herein as the “Assumption Instruments”).  At the Closing, there shall also be delivered to Seller and Purchaser the certificates and other contracts, documents and instruments required to be delivered under Articles 6 and 7.

Section 1.6             Prorations.  The following prorations relating to the Assets and the ownership and operation of the Business will be made as of the Closing Date, with Seller liable to the extent such items relate to any time period prior to the Closing Date and Purchaser liable to the extent such items relate to periods beginning with and subsequent to the Closing Date:

(a)           All prepaid expenses relating to the Business including, but not limited to, the items listed in Section 1.6(a) of the Disclosure Schedule (the “Prepaid Expenses”).

(b)           All other items (excluding personal property taxes and other Taxes) normally adjusted in connection with similar transactions

Except as otherwise agreed by the parties, the net amount of all such prorations will be settled and paid on the Closing.

Section 1.7             Transition Period.

(a)           Following the Closing and for a period or thirty (30) days, unless otherwise designated herein (“Transition Period”), Seller will effect the transfer of the following:  (i) records related to the Accounts Receivable within five (5) days after Closing, (ii) Inventory packaged and shipped to Purchaser at its Tampa, Florida headquarters within ten (10) days after Closing, (iii) customer records will be made available to Purchaser within ten (10) days after Closing, (iv) for Employees, such records as Seller is permitted under applicable law to copy and transfer to Purchaser, within five (5) days after Closing, provided that if Purchaser elects not to hire any such Employee, Purchaser shall return promptly to Seller all such Employee’s records and copies thereof made by Purchaser, and (v) such other Transition Services as provided in Exhibit G — Sales Transition Plan.  Should the Transition Plan not be completed during the foregoing Transition Period, the Parties agree to extend the Transition Period for an additional thirty (30) days or such shorter period as reasonably necessary to complete all transition activities.

(b)           Seller will continue to provide hosting services for customers during the Transition Period, and assist Purchaser in moving customers to Purchaser’s hosting environment.  Should that process extend beyond the Transition Period, Seller and Purchaser will negotiate a reasonable services fee to be paid to Seller to continue hosting the service for up to an additional thirty (30) days.

Section 1.8             Further Assurances; Post-Closing Cooperation.

(a)           Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at Purchaser’s request and without further consideration, Seller shall execute and deliver to Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Purchaser may reasonably deem necessary in order more effectively to transfer, convey and assign to Purchaser, and to confirm Purchaser’s title to, all of the Assets, and, to the full extent permitted by Law, to put Purchaser in actual possession and operating control of the Business and the Assets and to assist Purchaser in exercising all rights with respect thereto, and otherwise to cause Seller to fulfill its obligations under this Agreement and the Operative Agreements.

(b)           Following the Closing, each party will afford the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the Business in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of Tax Returns, (ii) the determination or enforcement of rights and obligations under this Agreement or any Operative Agreement or (iv) in connection with any actual or threatened Action or Proceeding.  Further each party agrees for a period extending three (3) years after the Closing Date not to destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other party and such other party shall not agree in writing to take possession thereof during the ten (10) day period after such offer is made.

(c)           On or before August 17, 2009, Purchaser will determine which of Seller’s Employees that it does not wish to retain (collectively, “Designated Employees”).  Seller shall have no obligation to retain any Designated Employees, beyond August 17, 2009, or such earlier date as a Designated Employee may be identified by Purchaser. With respect to Employees of Seller who are not Designated Employees (collectively, “Post-Closing Seller Employees”), Seller will continue to provide employment, salary and benefits for each Post-Closing Seller Employee, until September 9, 2009, or such earlier date as Purchaser may hire such Post-Closing Seller Employee.  If a Post-Closing Seller Employee shall be hired by Purchaser, thereafter Purchaser shall be responsible for all employment, salary and benefits to such Post-Closing Seller Employee.  For clarification, Seller shall have no obligation to retain any of its Employees beyond September 9, 2009.

(d)           If, in order properly to prepare its Tax Returns, other documents or reports required to be filed with Governmental or Regulatory Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that a party be furnished with additional information, documents or records relating to the Business not referred to in paragraph (b) above, and such information, documents or records are in the possession or control of the other party, such other party shall use its commercially reasonable efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient’s request, cost and expense.  Any information obtained by such party in accordance with this paragraph shall be held confidential by such party in accordance with the Confidentiality Agreement.

(e)           Notwithstanding anything to the contrary contained in this Section, if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance paragraph (c) of this Section shall be subject to applicable rules relating to discovery.

Section 1.9             Third-Party Consents.  To the extent that any Business Contract is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof or a default thereunder.  Seller and Purchaser shall use commercially reasonable efforts to obtain the consent of such other party to the assignment of any such Business Contract to Purchaser in all cases in which such consent is or may be required for such assignment.  If any such consent shall not be obtained, Seller shall cooperate with Purchaser in any reasonable arrangement designed to provide for Purchaser the benefits intended to be assigned to Purchaser under the relevant Business Contract, including enforcement at the cost and for the account of Purchaser of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise.

ARTICLE 2            REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as follows:

Section 2.1             Corporate Existence of Seller.  Seller is a corporation validly existing and in good standing under the Laws of the State of Delaware, and has full corporate power and authority to conduct the Business as and to the extent now conducted and to own, use and lease the Assets.

Section 2.2             Authority.  Seller has full corporate power and authority to execute and deliver this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including without limitation to sell and transfer (pursuant to this Agreement) the Assets.  The execution and delivery by Seller of this Agreement and the Operative Agreements to which it is a party, and the performance by Seller of its obligations hereunder and thereunder, have been duly and validly authorized by the Board of Directors of Seller, no other corporate action on the part of Seller or its stockholders being necessary.  This Agreement has been duly and validly executed and delivered by Seller and constitutes, and upon the execution and delivery by Seller of the Operative Agreements to which it is a party, such Operative Agreements will constitute, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms.

Section 2.3             No Conflicts.  The execution and delivery by Seller of this Agreement do not, and the execution and delivery by Seller of the Operative Agreements to which it is a party, the performance by Seller of its obligations under this Agreement and such Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not:

(a)           conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or by-laws of Seller;

(b)           subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 2.4 of the Disclosure Schedule, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Seller or any of its Assets and Properties (other than such conflicts, violations or breaches (i) which could not in the aggregate reasonably be expected to adversely affect the validity or enforceability of this Agreement or any of such Operative Agreements or to have a material adverse effect on the Condition of the Business or (ii) as would occur solely as a result of the legal or regulatory status of Purchaser or any of its Affiliates); or

(c)           except as disclosed in Section 2.3 of the Disclosure Schedule or as could not, individually or in the aggregate, reasonably be expected to be materially adverse to the Condition of the Business or to adversely affect the ability of Seller to consummate the transactions contemplated hereby or by any such Operative Agreements or to perform its obligations hereunder or thereunder, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Seller to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon Seller or any of its Assets or Properties under, any Contract or License to which Seller is a party or by which any of its Assets and Properties is bound.

Section 2.4             Governmental Approvals and Filings.  Except as disclosed in Section 2.4 of the Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Seller is required in connection with the execution, delivery and performance of this Agreement or any of the Operative Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby, except (i) where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice could not reasonably be expected to adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement or any of such Operative Agreements or to perform its obligations hereunder or thereunder, or to have a material adverse effect on the Condition of the Business, and (ii) those as would be required solely as a result of the identity or the legal or regulatory status of Purchaser or any of its Affiliates.

Section 2.5             Legal Proceedings.  Except as disclosed in Section 2.5 of the Disclosure Schedule:

(a)           there are no Actions or Proceedings pending or, to the Knowledge of Seller, threatened against, relating to or affecting Seller with respect to the Business or any of its Assets and Properties which could reasonably be expected (i) to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements, or (ii) individually or in the aggregate with other such Actions or Proceedings, to have a material adverse effect on the Condition of the Business; and

(b)           there are no Orders outstanding against Seller which, individually or in the aggregate with other such Orders, materially adversely affect the Condition of the Business.

Section 2.6             Compliance With Laws and Orders.  Except as disclosed in Section 2.6 of the Disclosure Schedule, Seller is not in violation of or in default under any Law or Order applicable to the Business or the Assets the effect of which, individually or in the aggregate with other such violations and defaults, could reasonably be expected to be materially adverse to the Condition of the Business.

Section 2.7             Tangible Personal Property.  Seller is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contract to use, all the Tangible Personal Property used in and individually or in the aggregate with other such property material to the Condition of the Business.  All the Tangible Personal Property is free and clear of all Liens, other than Permitted Liens and Liens disclosed in Section 2.7 of the Disclosure Schedule, and is in all material respects in good working order and condition, ordinary wear and tear excepted.

Section 2.8             Intellectual Property Rights.  Section 1.1(e) of the Disclosure Schedule discloses all Intellectual Property used in and individually or in the aggregate with other such Intellectual Property material to the Condition of the Business, each of which Seller either has all right, title and interest in or a valid and binding rights under Contract to use.  Except as disclosed in Section 2.8 of the Disclosure Schedule, (i) all registrations with and applications to Governmental or Regulatory Authorities in respect of Intellectual Property owned by Seller and disclosed in Section 1.1(e) of the Disclosure Schedule are valid and in full force and effect, (ii) there are no material restrictions on the direct or indirect transfer of any Contract, or any interest therein, held by Seller in respect of such Intellectual Property, (iii) to the Knowledge of Seller, Seller is not, nor has it received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) in any material respect under any Contract to use such Intellectual Property and (iv) to the Knowledge of Seller, such Intellectual Property is not being infringed by any other Person.  Seller has not received notice that Seller is infringing any Intellectual Property of any other Person in connection with the conduct of the Business, to the Knowledge of Seller no claim is pending or has been made to such effect that has not been resolved and, to the Knowledge of Seller, Seller is not infringing any Intellectual Property of any other Person the effect of which, individually or in the aggregate, could reasonably be expected to be materially adverse to the Condition of the Business.

Section 2.9             Contracts.

(a)           Section 2.9(a) of the Disclosure Schedule contains a true and complete list of each of the following Contracts (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto, have been delivered to Purchaser prior to the execution of this Agreement) to which Seller is a party or by which any of the Assets is bound:

(i)            all Contracts (excluding Benefit Plans) providing for a commitment of employment or consultation services for a specified or unspecified term to, or otherwise relating to employment or the termination of employment of, any Employee, the name, position and rate of compensation of each Employee party to such a Contract and the expiration date of each such Contract;

(ii)           all Contracts with any Person containing any provision or covenant prohibiting or materially limiting the ability of Seller to engage in any business activity or compete with any Person in connection with the Business or prohibiting or materially limiting the ability of any Person to compete with Seller in connection with the Business;

(iii)          all material partnership, joint venture, shareholders’ or other similar Contracts with any Person in connection with the Business;

(iv)          all Contracts with distributors, dealers, manufacturer’s representatives, sales agencies or franchises with whom Seller deals in connection with the Business which in any case involve the payment or potential payment, pursuant to the terms of any such Contract, by or to the Seller;

(v)           all Contracts relating to the future disposition or acquisition of any Assets individually or in the aggregate material to the Condition of the Business, other than dispositions or acquisitions of Inventory in the ordinary course of business; and

(vi)          all collective bargaining or similar labor Contracts covering any Employee.

Section 2.10           Brokers.  Except for William Blair & Company, L.L.C., whose fees, commissions and expenses are the sole responsibility of Seller, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller directly with Purchaser without the intervention of any Person on behalf of Seller in such manner as to give rise to any valid claim by any Person against Purchaser for a finder’s fee, brokerage commission or similar payment.

ARTICLE 3            REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

Section 3.1             Corporate Existence.  Purchaser is a corporation validly existing and in good standing under the Laws of the State of Delaware.  Purchaser has full corporate power and authority to enter into this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

Section 3.2             Authority.  The execution and delivery by Purchaser of this Agreement and the Operative Agreements to which it is a party, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly and validly authorized by the Board of Directors of Purchaser, no other corporate action on the part of Purchaser or its stockholders being necessary.  This Agreement has been duly and validly executed and delivered by Purchaser and constitutes, and upon the execution and delivery by Purchaser of the Operative Agreements to which it is a party, such Operative Agreements will constitute, legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms.

Section 3.3             No Conflicts.  The execution and delivery by Purchaser of this Agreement do not, and the execution and delivery by Purchaser of the Operative Agreements to which it is a party, the performance by Purchaser of its obligations under this Agreement and such Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not:

(a)           conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or by-laws (or other comparable corporate charter document) of Purchaser;

(b)           subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Schedule 3.4 hereto, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser or any of its Assets and Properties (other than such conflicts, violations or breaches which could not in the aggregate reasonably be expected to adversely affect the validity or enforceability of this Agreement or any of such Operative Agreements); or

(c)           except as disclosed in Schedule 3.3 hereto, or as could not, individually or in the aggregate, reasonably be expected to adversely affect the ability of Purchaser to consummate the transactions contemplated hereby or by any such Operative Agreements or to perform its obligations hereunder or thereunder, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon Purchaser or any of its Assets or Properties under, any Contract or License to which Purchaser is a party or by which any of its Assets and Properties is bound.

Section 3.4             Governmental Approvals and Filings.  Except as disclosed in Schedule 3.4 hereto, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the Operative Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice could not reasonably be expected to adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement or any of such Operative Agreements or to perform its obligations hereunder or thereunder.

Section 3.5             Legal Proceedings.  There are no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its Assets and Properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements.

Section 3.6             Brokers.  Except for Blitzer, Clancy & Company, whose fees, commissions and expenses, if any,  are the sole responsibility of Purchaser, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with Seller without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against Seller for a finder’s fee, brokerage commission or similar payment.

ARTICLE 4            COVENANTS OF SELLER

Seller covenants and agrees with Purchaser that after the Closing Date Seller will comply with all covenants and provisions of this Article 4, except to the extent Purchaser may otherwise consent in writing.

Section 4.1             Regulatory and Other Approvals.  Seller will, as promptly as practicable, (a) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other Person required of Seller to consummate the transactions contemplated hereby and by the Operative Agreements, including without limitation those described in Sections 2.3 and 2.4 of the Disclosure Schedule, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) provide reasonable cooperation to Purchaser in connection with the performance of its obligations under Section 5.1.  Seller will provide prompt notification to

Purchaser when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Purchaser of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Operative Agreements.

Section 4.2             Delivery of Assets, Books, and Records.  On the Closing Date, Seller will deliver or make available to Purchaser at the locations at which the Business is conducted all of the Customer Records and such other Assets, including but not limited to all records related to Intellectual Property associated with the eMAC and uMAC systems, as are in Seller’s possession at other locations, and if at any time after the Closing Seller discovers in its possession or under its control any other Customer Records or other Assets, it will forthwith deliver such Customer Records or other Assets to Purchaser.

Section 4.3             Use of Intellectual Property.  Seller’s rights to all Intellectual Property cease upon Closing.  Upon the Closing Date, and at all times thereafter, Seller shall not use or license, nor shall Seller cause or permit any third party directly or indirectly, create derivative works from, reverse engineer, disassemble, decompile, appropriate, disseminate, or otherwise modify the Intellectual Property.  Notwithstanding the foregoing, Seller may use the Intellectual Property, as necessary, to carry out its obligations during the Transition Period.

Section 4.4             Non-Solicitation.  Notwithstanding any provision to the contrary herein, for the Earn-Out Period (or such shorter period if the Purchaser is no longer engaged in eMAC system sales), Seller shall not solicit the sale, installation or integration of any Competitive Product to any customer of Seller identified on Schedule 4.4 of the Disclosure Schedule.

ARTICLE 5            COVENANTS OF PURCHASER

Purchaser covenants and agrees with Seller that after the Closing Date, Purchaser will comply with all covenants and provisions of this Article 5, except to the extent Seller may otherwise consent in writing.

Section 5.1             Regulatory and Other Approvals.  Purchaser will, as promptly as practicable, (a) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other Person required of Purchaser to consummate the transactions contemplated hereby and by the Operative Agreements, including without limitation those described in Schedules 3.3 and 3.4 hereto, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) provide reasonable cooperation to Seller in connection with the performance of its obligations under Section 4.1.  Purchaser will provide prompt notification to Seller when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Seller of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Operative Agreements.

Section 5.2             Fulfillment of Conditions.  Purchaser will execute and deliver at the Closing each Operative Agreement that Purchaser is hereby required to execute and deliver as a condition to the Closing, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of Seller contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

Section 5.3             Discontinuance of LIME Mark.  Within thirty (30) days after the Closing Date, Purchaser shall remove all marks, logos and other references to “Lime Energy” or “LIME” contained on or affixed to any and all Inventory including, without limitation, all eMAC and uMAC controllers sold to Purchaser hereunder, and shall certify in writing satisfactory to Seller that such removal has been completed.

Section 5.4             Preferred Vendor.  Purchaser shall use Seller (or Lime Energy Co. if designated by Seller) as its preferred installation and integration vendor for Purchaser’s eMAC and uMAC sales, provided that Seller’s quote to provide such services is within ten percent (10%) of a bona fide third party bid.  Upon Seller’s completion of the installation and/or integration services, Purchaser shall pay all such installation and integration service and parts costs to Seller within five (5) days of receipt of payment relating to such sale (such amount of Seller’s service and parts costs for which payment shall have been received by Purchaser, referred to herein as “Other Revenue”), unless other payment arrangements shall have been agreed upon in writing by Purchaser and Seller or Lime Energy Co.  Seller may assign its rights and obligations under this Section 5.4 to Lime Energy Co.  The actual amount of service and parts costs paid to Seller by Purchaser for installation/integration services and parts pursuant to this Section 5.4 shall be credited in favor of Purchaser against the $4 million earnout cap set forth in Section 1.4.

Section 5.5             Purchaser Reports.  Together with each payment made to Seller pursuant to Section 1.4(c)(i), Purchaser shall deliver to Seller a written report stating in reasonable detail (i) the computation of the 10% interest paid to Seller including the gross amount of collections of the Accounts Receivable and the actual out-of pocket costs, if any, related to such collections, and (ii) the computation of all sums paid to Seller pursuant to Section 1.4(c)(i) including the gross amount of collections of the Accounts Receivable from and after the Closing Date and the actual out-of pocket costs, if any, related to such collections.  Together with each payment made to Seller pursuant to Section 1.4(c)(ii), Purchaser shall deliver to Seller a written report stating in reasonable detail (x) the computation of the 10% interest paid to Seller including the gross amount of Inventory sold and the eMAC System Sales and Monitoring Revenue, and (y) the computation of all Payouts made to Seller pursuant to Section 1.4(c)(ii) including the gross amount of Inventory sold and eMAC System Sales and Monitoring from and after the Closing Date, as well as any adjustments made by Purchaser to the Payout amount in accordance with and subject to Sections 1.4(c)(v) and 1.4(c)(vi).

Section 5.6             Late Payments.  It is specifically understood by Purchaser that, with respect to payments and reports due to Seller, time is of the essence and any payment due to Seller pursuant to this Agreement that is late shall bear interest from ten (10) days after the date payment was due at the published 90-day LIBOR rate plus 150 basis points per annum, until remittance in full thereof to Seller.  The operation of this clause is without prejudice to any other right or remedy Seller may have pursuant to the terms of this Agreement or the law.

Section 5.7             Inspection and Audit Rights.

(a)           Purchaser’s books and records with respect to the Accounts Receivables and the Payouts (whether paid or payable) for at least two (2) years following each calendar year (or in the event of a dispute between the parties hereto, until two (2) years after said dispute is resolved, whichever is later) shall be kept in Tampa, Florida or New York, New York.

(b)           Once during each calendar year during the term of this Agreement, and at any time for a period of two (2) years after receipt of the respective report from Purchaser, if there is a basis to believe an error has been made in the amount of payments paid or payable to Seller pursuant to Sections 1.4(a)(i) or (ii), Seller shall have the right through its accountants, during normal business hours and upon reasonable notice to Purchaser, to inspect and audit on a confidential basis the relevant books and records of Purchaser relating to the amounts owed to Seller pursuant Sections 1.4(a)(i) or (ii) to determine that the 10% interest paid or payable to Seller has been accurately calculated and paid.  Purchaser shall make such books and records available to the accountants retained by Seller or Lime Energy Co. at Tampa, Florida or New York, New York, or such other location as the parties agree, and shall cooperate in all reasonable ways with such audit.  All costs of such audit shall be borne by Seller or Lime Energy Co. unless Seller or Lime Energy Co. establishes that it has been underpaid, on any payment period, by five percent (5%) or more.  In the event of a disagreement or dispute arising from Seller’s or Lime Energy Co.’s audit, the parties shall seek to amicably resolve the dispute.  If they are unable to do so, they shall submit the matter to binding arbitration before one arbitrator selected from the retired judges panel of the American Arbitration Association in accordance with Section 11.13, except that only one arbitrator shall be appointed without regard to the amount in question and except as otherwise provided in this Section 5.8.  Each party shall share in the arbitrator’s fees and related costs, subject to the immediately following sentence.  The arbitrator shall award reasonable attorneys’ fees and costs to the prevailing party in such arbitration.

ARTICLE 6            CONDITIONS TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser hereunder to purchase the Assets and to assume and pay, perform and discharge the Assumed Liabilities are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

Section 6.1             Representations and Warranties.  The representations and warranties made by Seller in this Agreement, taken as a whole, shall be true and correct, in all respects material to the validity and enforceability of this Agreement and the Operative Agreements and to the Condition of the Business, on and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date.

Section 6.2             Performance.  Seller shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Seller at or before the Closing.

Section 6.3             Officers’ Certificates.  Seller shall have delivered to Purchaser a certificate, dated the Closing Date and executed in the name and on behalf of Seller by the President or any

Executive or Senior Vice President of Seller, substantially in the form and to the effect of Exhibit C hereto, and a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of Seller, substantially in the form and to the effect of Exhibit D hereto.

Section 6.4             Orders and Laws.  There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements.

Section 6.5             Regulatory Consents and Approvals.  All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Seller to perform its obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Operative Agreements.

Section 6.6             Third Party Consents.  The consents (or in lieu thereof waivers) listed in Section 6.6 of the Disclosure Schedule shall have been obtained and shall be in full force and effect.

Section 6.7             Deliveries.  Seller shall have delivered to Purchaser the General Assignment and the other Assignment Instruments.

ARTICLE 7            CONDITIONS TO OBLIGATIONS OF SELLER

The obligations of Seller hereunder to sell the Assets are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller in its sole discretion):

Section 7.1             Representations and Warranties.  The representations and warranties made by Purchaser in this Agreement, taken as a whole, shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date.

Section 7.2             Performance.  Purchaser shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

Section 7.3             Officers’ Certificates.  Purchaser shall have delivered to Seller a certificate, dated the Closing Date and executed in the name and on behalf of Purchaser by the President or any Executive or Senior Vice President of Purchaser, substantially in the form and to the effect of Exhibit E hereto, and a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of Purchaser, substantially in the form and to the effect of Exhibit F hereto.

Section 7.4             Orders and Laws.  There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements.

Section 7.5             Regulatory Consents and Approvals.  All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Purchaser to perform its obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Operative Agreements shall have occurred.

Section 7.6                                      Third Party Consents.  The consents (or in lieu thereof waivers) listed in Section 7.6 of the Disclosure Schedule shall have been obtained and shall be in full force and effect.

Section 7.7                                      Deliveries.  Purchaser shall have delivered to Seller the Assumption Agreement and the other Assumption Instruments.

ARTICLE 8            SURVIVAL; NO OTHER REPRESENTATIONS

Section 8.1                                      Survival of Representations, Warranties.  The representations and warranties of Seller and Purchaser contained in this Agreement will survive the Closing (a) indefinitely with respect to the representations and warranties contained in Sections 2.2,  3.2 and 3.6 or (b) until one (1) year following the Closing Date in the case of each other representation and warranty except that any representation or warranty that would otherwise terminate in accordance with this clause (b) will continue to survive if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given in good faith based on facts reasonably expected to establish a valid claim under Article 9 on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article 9.  This Section 8.1 shall not limit in any way the survival and enforceability of any covenant or agreement of the parties hereto.

Section 8.2                                      No Other Representations.  Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party hereto that Seller is making no representation or warranty whatsoever, express or implied, including but not limited to any implied representation or warranty as to condition, merchantability or suitability as to any of the Assets or other properties of the Business, except those representations and warranties contained in Article 2.  It is understood that, except to the extent otherwise expressly provided herein, Purchaser takes the Assets “as is” and “where is”.  In particular, Seller makes no representation or warranty to Purchaser with respect to (i) the information set forth in the Confidential Executive Summary, May 2009, relating to the Seller and its Business or (ii) any financial projection or forecast relating to the Condition of the Business.  With respect to any such projection or forecast delivered by or on behalf of Seller to Purchaser, Purchaser acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) it is familiar with such uncertainties, (iii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to it, and (iv) it shall have no claim against Seller with respect thereto.

ARTICLE 9            INDEMNIFICATION

Section 9.1                                      Indemnification.

(a)           Subject to paragraph (c) of this Section 9.1 and the other Sections of this Article 9, Seller shall indemnify Purchaser and the Purchaser Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any breach of representation or warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Seller contained in this Agreement or (ii) a Retained Liability. Seller shall have the right to control the defense of any third party suit, action or proceeding at is own expense, including the employment of counsel.

(b)                                 Subject to the other Sections of this Article 9, Purchaser shall indemnify Seller and the Seller Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any breach of representation or warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Purchaser contained in this Agreement or (ii) an Assumed Liability.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity shall be payable as a result of any claim in respect of a Loss arising under paragraph (a) of Section 9.1:

(i)            (A) unless, until and then only to the extent that Purchaser has suffered, incurred, sustained or become subject to Losses referred to in such paragraph in excess of $25,000.00 aggregate; (B) unless Purchaser has received payments in respect of claims made under such paragraph of $75,000.00 (“Indemnity Cap”) or less in the aggregate; and (C) unless the Indemnified Party has given the Indemnifying Party a Claim Notice or Indemnity Notice, as applicable, with respect to such claim, setting forth in reasonable detail the specific facts and circumstances pertaining thereto, (x) as soon as practical following the time at which the Indemnified Party discovered or reasonably should have discovered such claim (except to the extent the Indemnifying Party is not prejudiced by any delay in the delivery of such notice) and (y) in any event prior to the applicable Cut-off Date; provided that the limitations contained in clauses (i)(A) and (B) herein shall not apply to Losses arising from breach of (x) the representations contained in Sections 2.2 and 2.10 of Seller or the agreements of Seller contained in Sections 11.4 and 11.6 and (y) Seller’s obligations hereunder with respect to Retained Liabilities.

(ii)           to the extent that the Indemnified Party had a reasonable opportunity, but failed, in good faith to mitigate the Loss, including but not limited to the failure to use commercially reasonable efforts to recover under a policy of insurance or under a contractual right of set-off or indemnity other than this Agreement.

(d)                                 In the event of any claim for indemnity under Section 9.1(a), Purchaser agrees to give Seller and its Representatives reasonable access to the Customer Records and employees in connection with the matters for which indemnification is sought to the extent Seller reasonably deems necessary in connection with its rights and obligations under this Article 9.

(e)                                  The Indemnifying Party shall not, without the Indemnified Party’s prior written consent, settle or compromise any third party claim or consent to the entry of any judgment with respect to any third party claim which would have an adverse effect on the Indemnified Party, except that the Indemnifying Party may, without the Indemnified Party’s prior written consent, compromise or settle any such third party claim or consent to entry of any judgment with respect to any third party claim which requires solely money damages paid by the Indemnifying Party and which includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Party from all liability in respect of such third party claim.

Section 9.2                                      Exclusivity.  After the Closing, to the extent permitted by Law, the indemnities set forth in this Article 9 shall be the exclusive remedies of Purchaser and Seller and their respective officers, directors, employees, agents and Affiliates for any misrepresentation, breach of warranty or nonfulfillment or failure by Seller to perform any covenant or agreement contained in this Agreement, and Purchaser shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which Purchaser hereby waives.

ARTICLE 10          DEFINITIONS

Section 10.1                                Definitions.

(a)           Defined Terms.  As used in this Agreement, the following defined terms have the meanings indicated below:

“Accounts Receivable” has the meaning ascribed to it in Section 1.1(a).

“Affiliate” means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified.  For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

“Agreement” means this Asset Purchase Agreement and the Exhibits, the Disclosure Schedule and the Schedules hereto and the certificates delivered in accordance with Sections 6.3 and 7.3, as the same shall be amended from time to time.

“Assets” has the meaning ascribed to it in Section 1.1.

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

“Assignment Instruments” has the meaning ascribed to it in Section 1.5.

“Assumed Liabilities” has the meaning ascribed to it in Section 1.3(a).

“Assumption Agreement” has the meaning ascribed to it in Section 1.5.

“Assumption Instruments” has the meaning ascribed to it in Section 1.5.

“Business” has the meaning ascribed to it in the forepart of this Agreement.

“Business Contracts” has the meaning ascribed to it in Section 1.1(d).

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of California and are authorized or obligated to close.

“Claim Notice” means written notification pursuant to Section 9.1 of a Third Party Claim as to which indemnity under Section 9.1 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party’s claim against the Indemnifying Party under Section 9.1, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such Third Party Claim.

“Closing” means the closing of the transactions contemplated by Section 1.5.

“Closing Date” means August 10, 2009, or such other date as Purchaser and Seller mutually agree upon in writing.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Competitive Product” means any product that competes with the eMAC or uMAC devices or related software so long as Purchaser offers such products for sale.

“Condition of the Business” means the business, financial condition, results of operations and Assets and Properties of the Business.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated May 22, 2009, between Seller and Purchaser.

“Contract” means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract.

“Customer Records” has the meaning ascribed to it in Section 1.1(f).

“Cut-off Date” means, with respect to any representation, warranty, covenant or agreement contained in this Agreement, the date on which such representation, warranty, covenant or agreement ceases to survive as provided in clause (b) of Section 8.1, as applicable.

“Disclosure Schedule” means the record delivered to Purchaser by Seller herewith and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Seller pursuant to this Agreement.

“Employee” means each employee or consultant of Seller, other than an officer of Seller, engaged full time in the conduct of the Business.

“Excluded Assets” has the meaning ascribed to it in Section 1.2.

“Excluded Books and Records” has the meaning ascribed to it in Section 1.2(f).

“General Assignment” has the meaning ascribed to it in Section 1.5.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

“Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

“Indemnified Party” means any Person claiming indemnification under any provision of Article 9.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article 9.

“Indemnity Notice” means written notification pursuant to Section 9.1 of a claim for indemnity under Article 9 by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such claim.

“Intellectual Property” means as to the Seller, all patents and patent rights, the “eMAC” trademark and related trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name right, brand name, inventions, copyrights and copyright rights, all processes, formulae, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source codes) and related documentation, hosted software applications , technical information, manufacturing, engineering and technical drawings, and know-how (whether or not patented, copyrighted, trademarked, or patentable, copyrightable, or able to be trademarked), and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

“Inventory” has the meaning ascribed to it in Section 1.1(b).

“IRS” means the United States Internal Revenue Service.

“Knowledge of Seller” means the actual knowledge of the officers of Seller listed in Section 10.1 of the Disclosure Schedule.

“Law” means, collectively, all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States or state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

“Liabilities” means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

“Loss” means any and all damages, fines, penalties, deficiencies, losses and expenses (including without limitation interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment).

“Operative Agreements” means, collectively, the General Assignment and the other Assignment Instruments, the Assumption Agreement and the other Assumption Instruments, and any other written agreements between Seller and Purchaser to be entered into in connection with this Agreement.

“Order” means, collectively, any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

““Plan” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen’s compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Purchase Terms” has the meaning ascribed to it in Section 1.4(a).

“Purchaser” has the meaning ascribed to it in the forepart of this Agreement.

“Purchaser Indemnified Parties” means Purchaser and its officers, directors, employees, agents and Affiliates.

“Qualified Plan” means each Benefit Plan which is intended to qualify under Section 401 of the Code.

“Representatives” means the respective party’s officers, employees, counsel, accountants, financial advisors, consultants and other representatives.

“Retained Liabilities” has the meaning ascribed to it in Section 1.3(b).

“Security Agreements” means any security arrangements and collateral securing the repayment or other satisfaction of the Accounts Receivable.

“Seller” has the meaning ascribed to it in the forepart of this Agreement.

“Seller Indemnified Parties” means Seller and its officers, directors, employees, agents, consultants and Affiliates.

“Tangible Personal Property” has the meaning ascribed to it in Section 1.1(c).

“Third Party Claim” has the meaning ascribed to it in Section 9.1.

(b)           Construction of Certain Terms and Phrases.  Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; and (v) the phrase “ordinary course of business” refers to the business of Seller in connection with the Business.  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.  Any representation or warranty contained herein as to the enforceability of a Contract shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors’ rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

ARTICLE 11          MISCELLANEOUS

Section 11.1                                Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or sent by reputable overnight carrier (with evidence of delivery) to the parties at the following addresses or facsimile numbers:

If to Purchaser, to:

Elutions, Inc.

1300 East 8th Avenue, Suite 200

Tampa, Florida 33606

Facsimile No.: (813) 371-5501

Telephone No.: (813) 271-5500

Attn:  Patricia A. Kurlin, General Counsel

If to Seller, to:

Lime Energy Co.

1280 Landmeier Road

Elk Grove Village, Illinois 60007

Facsimile No.: (847) 437-4969

Telephone No.: 847) 437-1666

Attn:  Jeffrey Mistarz, Executive Vice President and

   Chief Financial Officer

with a copy to:

Rutter Hobbs & Davidoff Incorporated

1901 Avenue of the Stars, Suite 1700

Los Angeles, California 90067

Facsimile No.: (310) 286-1728

Telephone No.: (310) 286-1700

Attn:  Joel Weinstein, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by overnight courier in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section).  Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

Section 11.2           Bulk Sales Act.  The parties hereby waive compliance with the bulk sales act or comparable statutory provisions of each applicable jurisdiction.

Section 11.3           Entire Agreement.  This Agreement and the Operative Agreements supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof, including without limitation that certain letter agreement between the parties dated May 22, 2009, and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

Section 11.4           Expenses.  Whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the Operative Agreements and the transactions contemplated hereby and thereby.

Section 11.5           Public Announcements.  At all times at or before the Closing, Seller and Purchaser will not issue or make any reports, statements or releases to the public or generally to the employees, customers, suppliers or other Persons to whom Seller sells products or provides services in connection with the Business or with whom Seller otherwise has significant business relationships in connection with the Business with respect to this Agreement or the transactions contemplated hereby without the consent of the other, in such party’s discretion.  If either party is unable to obtain the approval of its public report, statement or release from the other party and such report, statement or release is, in the opinion of legal counsel to such party, required by Law in order to discharge such party’s disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other party with a copy thereof.  Seller and Purchaser also will obtain the other party’s prior approval of the press release, substantially in the form of Exhibit H which will be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.

Section 11.6           [Intentionally omitted].

Section 11.7           Waiver.  Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition.  No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

Section 11.8           Amendment.  This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

Section 11.9           No Third Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person, other than any Person entitled to indemnity under Article 9, and other than to Lime Energy Co., which is an intended third-party beneficiary, any may enforce all rights and benefits of Seller hereunder.

Section 11.10         No Assignment; Binding Effect.  Except as otherwise provided herein, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except (a) for assignments and transfers by operation of Law and (b) that Purchaser may assign any or all of its rights, interests and obligations hereunder to a wholly-owned subsidiary, provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, but no such assignment referred to in clause (b) shall relieve Purchaser of its obligations hereunder.  Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

Section 11.11         Headings.  The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

Section 11.12         Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

Section 11.13         Governing Law and Arbitration.  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to its conflicts of law principles.  All disputes and controversies of every kind and nature between the Parties hereto arising out of or in connection with this Agreement as to its construction, validity, interpretation or meaning, performance, non-performance, enforcement, operation or breach, shall be submitted to binding arbitration in accordance with the then current rules of the American Arbitration Association (“AAA”) before a single arbitrator if such disputes involve $100,000 or less and before three arbitrators if such disputes involve more than $100,000 in accordance with the Commercial Arbitration Rules of the AAA. To the extent not otherwise required by the AAA or applicable law, the arbitrators shall be determined on the following basis: each party shall select one arbitrator, those two arbitrators shall then select the third arbitrator. If only a single arbitrator is required, then the third arbitrator shall be the arbitrator; and if three arbitrators are required, then all three arbitrators shall be the arbitrators and the third arbitrator shall be Chairman or presiding arbitrator of the arbitration panel.  Judgment upon the award of the arbitrator(s) may be entered in any court having jurisdiction thereof.  Arbitration shall be in lieu of all other remedies and procedures available to the parties, provided that the parties may seek preliminary injunctive or other interlocutory relief prior to the commencement of or during such proceedings.  The arbitrator(s) shall award reasonable costs and attorney fees to the party, if any, that is deemed to be the prevailing party in the arbitration.  Arbitration shall be conducted in the City of New York, New York.  The parties irrevocably waive any objection to lack of jurisdiction, improper venue or inconvenient forum in New York, New York.

Section 11.14         Counterparts.  This Agreement may be executed in any number of counterparts and by facsimile or portable digital format (.pdf), each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, this Asset Purchase Agreement has been duly executed and delivered by the duly authorized officer of each party as of the date first above written.

“PURCHASER” ELUTIONS, INC.

By:	/s/ Bronwyne J. Bruer
	Name:	Bronwyne J. Bruer
	Title:	Chief Financial Officer

“SELLER” MAXIMUM PERFORMANCE GROUP, INC.

By:	/s/ Jeffrey R. Mistarz
	Name:	Jeffrey R. Mistarz
	Title:	Chief Financial Officer and Secretary

EXHIBIT G

SALES TRANSITION PLAN

In accordance with Section 1.7 of the Agreement, Seller will assist Purchaser in the transition of accounts and customers as follows:

1.             Account Transfer Meeting.  Within five (5) days of closing, Seller and Purchaser will schedule a meeting to take place at Seller’s offices to address the matters set forth below.  Additional meetings will be scheduled if necessary in order to complete the transition.

a.             Review Accounts

•                  Current, Prospect, Old

•                  Review Contracts/Terms

•                  Review Outstanding Deliverables/Issues/Timelines

•                  Provide Account Contacts, Emails, Phone Numbers, Addresses

•                  Account Warranty Issues (past/present, warranty log, resolution history)

•                  Account installation details, number of units, architecture

b.             Discuss Solution Value Proposition

•                  Typical benefits

•                  Measurable Metrics

•                  ROI/Payback History

c.             Review Product Feature/Functionality Set

•                  Presentation Materials

•                  Training Material/Manuals

•                  Custom Product Enhancement “Wish List”

•                  White Papers, Marketing Collateral

2.             Customer/Site Visits.  Following the Account Transfer Meeting(s), the Parties will schedule site and customer visits.

a.             Account Visits – Seller and Purchaser will visit all accounts, and Seller will schedule the visits.

b.             Review installation/architecture at the sites

c.             Introduction to Customer – Seller will introduce Purchaser Sales VP to the Customers for the purpose of determining:

•                  Customer Likes/Dislikes

•                  Realized Business Benefits

•                  Energy Vision – future opportunities/needs